Exhibit 99.1

TO BUSINESS AND TECHNOLOGY EDITORS:

AboveNet, Inc. Sells Data Centers in New York City and Northern Virginia to Digital Realty Trust

NEW YORK, Oct. 2 /PRNewswire/ — AboveNet, Inc., a provider of fiber based connectivity solutions for businesses and carriers, today announced that it completed a transaction to sell its interests in three data center facilities located in New York City and Northern Virginia to Digital Realty Trust, Inc. (NYSE: DLR) on October 1, 2006. The purchase price for these data center facilities is $40,075,000.

“This news is very positive for our data center customers. Digital Realty Trust has a strong reputation for operational excellence and is committed to investing in its properties. Our customers will have two very focused companies working together to meet their needs. Customers will continue to work with AboveNet to meet their networking requirements for private optical networks and IP services utilizing AboveNet’s vast fiber optic network and extensive solutions experience. They will work with Digital Realty Trust’s world-class team for data center colocation services, including space, power, cabinets, and cross-connects,” said Bill LaPerch, President and CEO of AboveNet. “From a strategic perspective, this transaction is consistent with the continuing evolution of AboveNet as a company with a laser focus on fiber-based connectivity solutions. This includes our new data center to data center service, dcXchange, that delivers high performance connections between prime data center locations in both these markets. This transaction allows us to continue investing in our customers and the infrastructure they need to be successful in today’s bandwidth intensive marketplace.”

Digital Realty Trust and AboveNet have developed a comprehensive transition plan for the facilities that is designed to ensure that customers experience no interruption in service and have continuity in both operational and administrative processes regarding their space in the buildings.

“The addition to our portfolio of these outstanding datacenter facilities in New York City and Northern Virginia expands our footprint in two key markets, which are experiencing very strong demand for data center space. It also gives us an opportunity to work closely with AboveNet, who shares our commitment to customer service,” said Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “We look forward to working with each of the customers at these locations to ensure that their needs are met during this transition process. Digital Realty Trust strives to be a true partner to each of our customers by working diligently to support their technical needs and business goals not only today but also over the long-term as those needs and goals evolve.”

The Bank Street Group LLC served as exclusive financial advisor to AboveNet in connection with this transaction.

About AboveNet, Inc.

AboveNet, Inc. provides fiber connectivity solutions for businesses. Its private optical network delivers key network and IP services in and between 14 top U.S. metro markets and London. AboveNet’s network is widely used in demanding markets such as financial services, media, health care, retail and government.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate.  Digital Realty Trust’s 54 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants.  Comprising approximately 10.8 million rentable square feet, including 1.4 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 24 markets throughout North America and Europe.  For additional information, please visit the Digital Realty Trust’s website at www.digitalrealtytrust.com.

This news release contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by AboveNet, Inc. including the most recently filed Form 8-Ks.

SOURCE  AboveNet, Inc.

-0-                             10/02/2006
/CONTACT:  Michael A. Brown, Vice President, Marketing &Customer Service, of AboveNet, Inc., +1-212-803-5016, or Fax: +1-212-803-5652, mbrown@above.net/
       /Web site:  http://www.above.net
       http://www.digitalrealtytrust.com /

(ABVT DLR)